Exhibit 99.1

Contact:

Joseph D. Frehe

Chief Financial Officer

Alloy, Inc.

(212) 329 - 8347

For immediate release:

ALLOY REPORTS SECOND QUARTER FISCAL 2010 RESULTS

•	Revenue of $53.2 million, a 9% increase over the prior year quarter

•	Adjusted EBITDA of $2.2 million, a 39% decrease over the prior year quarter

•	Sold the operating assets of FrontLine Marketing:

•	Net cash proceeds of $36.5 million

•	Net gain of $19.6 million

New York, NY – September 8, 2010 —Alloy, Inc. (the “Company”) (NASDAQ: “ALOY”), one of the country’s largest providers of media and marketing programs reaching targeted consumer segments, today reported financial results for its second fiscal quarter and six months ended July 31, 2010. During the second quarter of the fiscal year ending January 31, 2011 (“fiscal 2010”), the Company sold the operating assets and certain liabilities of its FrontLine Marketing business (“FrontLine”). The operating results discussed below, including Adjusted EBITDA and free cash flow, exclude the operating results and financial position of FrontLine for all periods presented.

Consolidated Results for the Three Months Ended July 31, 2010

Revenue in the second quarter of fiscal 2010 increased $4.4 million, or 9%, to $53.2 million, from $48.8 million in the second quarter of the fiscal year ended January 31, 2010 (“fiscal 2009”).

Adjusted EBITDA, defined by the Company as operating income (loss) plus depreciation and amortization, non-cash stock-based compensation and special charges, in the second quarter of fiscal 2010 decreased $1.4 million, or 39%, to $2.2 million, from $3.6 million in the second quarter of fiscal 2009. The decrease was primarily due to decreased Adjusted EBITDA in the Company’s Media segment primarily due to higher production expenses. This decrease was partially offset by increased Adjusted EBITDA in the Company’s Promotion, Placement, and Corporate segments, due to increased revenue and lower expenses.

Commenting on Alloy’s performance and outlook, Matt Diamond, the Company’s Chairman and Chief Executive Officer, stated, “Our Adjusted EBITDA results met expectations, as they were in the range communicated in connection with our first quarter results. We were pleased with the results of the Promotion segment, particularly the increase in our on campus marketing business. As well, in the Placement segment, our newspaper business lines reported significantly increased revenue over the prior year’s quarter.”

Free cash flow, defined by the Company as net cash used in or provided by operating activities and adjusted to exclude changes in operating assets and liabilities and discontinued operations, minus capital expenditures, in the second quarter of fiscal 2010 was $0.3 million, or $0.02 per diluted share, as compared to $3.4 million, or $0.28 per diluted share, in the second quarter of fiscal 2009. The decrease in free cash flow was primarily due to lower accounts receivable collections.

Operating loss for the second quarter of fiscal 2010 was $1.8 million, as compared to operating income of $1.0 million for the second quarter of fiscal 2009, primarily due to lower Adjusted EBITDA, partially offset by higher stock based compensation. For the three months ended July 31, 2010, the Company recorded special charges of $1.1 million related to merger transaction expenses and an impairment charge related to its auction rate securities.

Interest income, net of interest expense, was not significant for either of the quarters presented.

Income tax expense for the second quarter of fiscal 2010 increased $0.3 million, to $0.3 million, from $0.0 million in the second quarter of fiscal 2009. The increase in income tax expense was primarily related to book and tax differences resulting from the amortization of goodwill for tax purposes.

Net income increased $15.7 million, to $17.7 million, or $1.35 per diluted share in the second quarter of fiscal 2010, from net income of $2.0 million, or $0.15 per diluted share for the second quarter of fiscal 2009. The increase was primarily due to the $19.6 million net gain on the sale of FrontLine.

Sale of FrontLine

On June 7, 2010, Alloy Media, LLC, an indirect wholly-owned subsidiary of the Company, sold substantially all of its assets used exclusively in its FrontLine business, together with certain liabilities, for approximately $39.3 million in cash, resulting in net cash proceeds to the Company of approximately $36.5 million, excluding estimated tax. A net gain of $19.6 million related to the sale was recorded. The current and historical results of FrontLine are reclassified as discontinued operations in the financial statements for the three and six months ended July 31, 2010.

Consolidated Results for the Six Months Ended July 31, 2010

Revenue for the first six months of fiscal 2010 increased $8.9 million, or 10%, to $95.9 million, from $87.0 million for the first six months of fiscal 2009.

Adjusted EBITDA in the first six months of fiscal 2010 decreased $0.7 million, or 30%, to $1.7 million, from $2.4 million in the first six months of fiscal 2009. The decrease was primarily due to decreased Adjusted EBITDA in the Company’s Media and Promotion segments, due to increased production and general corporate expenses. These decreases were partially offset by increased Adjusted EBITDA in the Company’s Placement and Corporate segments, primarily due to increased revenue and lower expenses.

Free cash flow in the first six months of fiscal 2010 was $(1.1) million, or $(0.09) per diluted share, as compared to $1.2 million, or $0.10 per diluted share, in the first six months of fiscal 2009. The decrease in free cash flow was primarily due to lower accounts receivable collections.

Operating loss for the first six months of fiscal 2010 increased $3.0 million, to $5.4 million, from $2.4 million for the first six months of fiscal 2009, primarily due to higher stock based compensation and lower Adjusted EBITDA. For the first six months of fiscal 2010, the Company recorded special charges of $1.2 million related to merger transaction expenses and an impairment charge related to our auction rate securities. For the first six months of fiscal 2009, no special charges were recorded.

Interest income, net of interest expense, was not significant for either of the quarters presented.

Income tax expense for the first six months of fiscal 2010 increased $0.2 million, to $0.4 million, from $0.2 million in the first six months of fiscal 2009. The increase in income tax expense was primarily related to book and tax differences resulting from the amortization of goodwill for tax purposes.

Net income increased $16.4 million, to $15.6 million, or $1.17 per diluted share in the first six months of fiscal 2010, from a net loss of $0.8 million, or $(0.08) per basic share for the first six months of fiscal 2009. The increase was primarily due to the $19.6 million net gain on the sale of FrontLine.

ZelnickMedia Merger Update

On June 24, 2010, the Company announced that an investor group led by ZelnickMedia agreed to acquire the Company for $9.80 per share in cash and that certain members of Alloy’s senior management will invest in the transaction in conjunction with ZelnickMedia. This transaction is subject to Alloy stockholder approval, the satisfaction of certain financial conditions and other customary terms and conditions. The Company received notice that the Federal Trade Commission and the Department of Justice terminated the mandatory waiting period under the Hart-Scott-Rodino Act on July 23, 2010. The Company is awaiting SEC approval to distribute to its stockholders the definitive proxy statement soliciting their votes to approve the merger. The Company expects this transaction to close during its third fiscal quarter. The Company did not repurchase any stock during the three and six months ended July 31, 2010 under its existing stock repurchase program and, given the potential merger, does not expect to make any such purchases going forward.

Consolidated and Segment Results

The tables below present the Company’s revenue, Adjusted EBITDA and operating income (loss) for the three month periods ended July 31, 2010 and 2009, respectively:

	Three Months Ended July 31,		Change
(In thousands)	2010	2009	$	%
Revenue
Promotion	$27,645	$27,155	$490	2%
Media	14,993	14,768	225	2
Placement	10,595	6,900	3,695	54

Total Revenue	$53,233	$48,823	$4,410	9%

Adjusted EBITDA
Promotion	$4,529	$3,911	$617	16%
Media	(465)	2,551	(3,016)	NM
Placement	668	61	607	NM
Corporate	(2,537)	(2,935)	398	14

Total Adjusted EBITDA	$2,195	$3,588	$(1,393)	(39)%

Operating Income (Loss)
Promotion	$4,035	$3,558	$477	13%
Media	(1,892)	1,121	(3,013)	NM
Placement	599	14	585	NM
Corporate	(4,564)	(3,658)	(906)	(25)

Total Operating Income (Loss)	$(1,822)	$1,035	$(2,857)	NM %

NM —Not meaningful

Amounts discussed below may differ from Consolidated and Segment results due to rounding.

Note: The operating results of FrontLine are not included in the above tables and are not discussed below.

Promotion segment revenue for the three months ended July 31, 2010 was $27.6 million, an increase of $0.5 million, or 2%, from $27.1 million for the three months ended July 31, 2009. Revenue increased in the Company’s on-campus marketing business, partially offset by a decrease in the Company’s AMP Agency business. Adjusted EBITDA was $4.5 million, an increase of $0.6 million, or 16%, from $3.9 million, primarily driven by lower outside labor, production and postage expense. Operating income was $4.0 million, an increase of $0.5 million, or 13%, from $3.5 million, primarily due to higher Adjusted EBITDA.

Media segment revenue for the three months ended July 31, 2010 was $14.9 million, an increase of $0.2 million, or 2%, from $14.7 million for the three months ended July 31, 2009. Revenue increased in the Company’s Digital, Display Board, Alloy Education and Alloy Entertainment businesses, partially offset by a decrease in the Company’s Channel One business. Adjusted EBITDA was $(0.5) million, a decrease of $3.0 million, from $2.5 million, primarily due an increase in production and payroll expenses in the Company’s Channel One business. Operating loss was $1.9 million, a decrease of $3.0 million, from operating income of $1.1 million, primarily due to lower Adjusted EBITDA.

Placement segment revenue for the three months ended July 31, 2010 was $10.6 million, an increase of $3.7 million, or 54%, from $6.9 million for the three months ended July 31, 2009. Revenue increased primarily due to increases in military, multicultural, broadcast and general market advertising. Adjusted EBITDA was $0.7 million, an increase of $0.6 million, from $0.1 million, primarily driven by higher revenue. Operating income was $0.6 million, an increase of $0.6 million, from $0.0 million, primarily due to higher Adjusted EBITDA.

Corporate Adjusted EBITDA increased $0.4 million, or 14%, to $(2.5) million for the three months ended July 31, 2010, from $(3.0) million for the three months ended July 31, 2009, primarily due to lower medical and information technology expenses. Operating loss increased $0.9 million, or 25%, to $4.6 million, from $3.7 million, primarily due to higher stock based compensation and special charges.

The tables below present the Company’s revenue, Adjusted EBITDA and operating income (loss) for the six month periods ended July 31, 2010 and 2009:

	Six Months Ended July 31,		Change
(In thousands)	2010	2009	$	%
Revenue
Promotion	$42,182	$42,221	$(39)	NM %
Media	30,924	28,473	2,451	9
Placement	22,757	16,350	6,407	39

Total Revenue	$95,863	$87,044	$8,819	10%

Adjusted EBITDA
Promotion	$3,690	$4,042	$(352)	(9)%
Media	1,886	3,824	(1,938)	(51)
Placement	1,126	339	787	NM
Corporate	(5,013)	(5,786)	773	13

Total Adjusted EBITDA	$1,689	$2,419	$(730)	(30)%

Operating Income (Loss)
Promotion	$2,699	$3,357	$(658)	(20)%
Media	(878)	1,109	(1,987)	NM
Placement	985	247	738	NM
Corporate	(8,178)	(7,129)	(1,049)	(15)

Total Operating (Loss)	$(5,372)	$(2,416)	$(2,956)	NM %

NM —Not meaningful

Amounts discussed below may differ from Consolidated and Segment results due to rounding.

Note: The operating results of FrontLine are not included in the above tables and are not reflected in the discussion below.

Promotion segment revenue for the first six months of fiscal 2010 was $42.2 million, consistent with $42.2 million for the first six months of fiscal 2009. Adjusted EBITDA was $3.7 million, a decrease of $0.3 million, or 9%, from $4.0 million, primarily due to higher payroll and facilities expense, partially offset by lower outside labor and production costs. Operating income was $2.7 million, a decrease of $0.6 million, or 20%, from $3.3 million, primarily due to lower Adjusted EBITDA and higher depreciation and stock based compensation.

Media segment revenue for the first six months of fiscal 2010 was $30.9 million, an increase of $2.4 million, or 9%, from $28.5 million for the first six months of fiscal 2009. The increase was primarily due to increased revenue in the Company’s Digital, Display Board and Alloy Education businesses, partially offset by a decrease in the Company’s Channel One business. Adjusted EBITDA was $1.9 million, a decrease of $1.9 million, or 51%, from $3.8 million, primarily due to increased production and payroll expenses. Operating loss was $0.9 million, a decrease of $2.0 million, from operating income of $1.1 million, primarily due to lower Adjusted EBITDA.

Placement segment revenue for the first six months of fiscal 2010 was $22.7 million, an increase of $6.4 million, or 39%, from $16.4 million for the first six months of fiscal 2009. Revenue increased primarily due to increases in college, military, multicultural, broadcast and general market advertising. Adjusted EBITDA was $1.1 million, an increase of $0.8 million from $0.3 million, primarily driven by higher revenue. Operating income was $0.9 million, an increase of $0.7 million, from $0.2 million, due to higher Adjusted EBITDA.

Corporate Adjusted EBITDA increased $0.8 million or 13%, to $(5.0) million for the first six months of fiscal 2010, from $(5.8) million for the first six months of fiscal 2009, primarily driven by lower medical and information technology expenses. Operating loss increased $1.0 million or 15% to $8.2 million, from $7.1 million, primarily due to higher stock based compensation and special charges.

About Alloy

Alloy, Inc. (NASDAQ: “ALOY”) is one of the country’s largest providers of media and marketing programs reaching targeted consumer segments. Alloy manages a diverse array of assets and services in digital, display, direct mail, content production and educational programming. Alloy works with over 1,500 companies, including half of the Fortune 200. For further information regarding Alloy, please visit our corporate website at www.alloymarketing.com.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company’s expectations and beliefs regarding the Company’s future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “project” and “intend” and similar expressions are intended to identify such forward-looking statements. The Company’s future as an investment should be evaluated in light of the proposed going private transaction for which stockholder approval is required and is subject to the satisfaction of various financial and other customary terms and conditions. The Company’s actual results could differ materially from those projected in the forward-looking statements. Additionally, past results should not be considered to be an indication of the Company’s future performance. Factors that might cause or contribute to such differences include, among others, the Company’s ability to: increase revenues; generate high margin sponsorship and multiple revenue streams; increase visitors to its Web sites and build customer loyalty; develop its sales and marketing teams and capitalize on these efforts; develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: its competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the “Risk Factors That May Affect Future Results” section included in the Company’s annual report on Form 10-K for the year ended January 31, 2010 and in subsequent filings that the Company makes with the Securities and Exchange Commission. The Company does not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

ALLOY, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; in millions)

A. Adjusted EBITDA

The following tables set forth the Company’s Adjusted EBITDA for the three-month periods ended July 31, 2010 and 2009 respectively. The Company defines Adjusted EBITDA as net loss adjusted to exclude the following line items and amounts presented in its Statements of Operations: interest income, interest expense, income taxes, depreciation and amortization and stock-based compensation and special charges.

The Company uses Adjusted EBITDA, among other things, to evaluate the Company’s operating performance and to value prospective acquisitions. The measure is also one of several components of incentive compensation targets for certain management personnel and is among the primary measures used by management for planning and forecasting future periods. The Company believes that this measure is an important indicator of the Company’s operational strength and performance of its business, because it provides a link between profitability and operating cash flow. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in the industry.

Since Adjusted EBITDA is not a measure of performance calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), it should not be considered in isolation from, nor as a substitute for, net income as an indicator of operating performance. Adjusted EBITDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As Adjusted EBITDA excludes certain financial information compared to net income, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions that are excluded. As required by the Securities and Exchange Commission, the Company provides below a reconciliation of net loss to Adjusted EBITDA and operating income (loss) to Adjusted EBITDA by segment.

	Three Months Ended July 31,		Six Months Ended July 31,
	2010	2009	2010	2009
Net income (loss)	$17.7	$2.0	$15.6	$(0.8)
Plus (minus)
Income from discontinued operations, net of tax	(20.2)	(1.0)	(21.8)	(1.8)
Income taxes	0.3	—	0.4	0.2
Interest income & other	0.4	—	0.4	—

Operating income (loss)	$(1.8)	$1.0	$(5.4)	$(2.4)
Plus
Depreciation and amortization	1.6	1.6	3.3	3.0
Stock based compensation	1.3	1.0	2.6	1.8
Special charges	1.1	—	1.2	—

Adjusted EBITDA	$2.2	$3.6	$1.7	$2.4

	Three Months Ended July 31, 2010(1)
	Operating Income (loss)	Depreciation and Amortization	Stock-based Compensation	Special Charges	Adjusted EBITDA
Promotion	$4.0	$0.3	$0.2	$—	$4.5
Media	(1.9)	1.1	0.3	—	(0.5)
Placement	0.6	—	0.1	—	0.7
Corporate	(4.5)	0.2	0.7	1.1	(2.5)

Total	$(1.8)	$1.6	$1.3	$1.1	$2.2

	Three Months Ended July 31, 2009(1)
	Operating Income (loss)	Depreciation and Amortization	Stock-based Compensation	Special Charges	Adjusted EBITDA
Promotion	$3.5	$0.2	$0.1	$—	$3.8
Media	1.1	1.2	0.3	—	2.6
Placement	—	—	0.1	—	0.1
Corporate	(3.6)	0.2	0.5	—	(2.9)

Total	$1.0	$1.6	$1.0	$—	$3.6

	Six Months Ended July 31, 2010(1)
	Operating Income (loss)	Depreciation and Amortization	Stock-based Compensation	Special Charges	Adjusted EBITDA
Promotion	$2.7	$0.6	$0.4	$—	$3.7
Media	(0.9)	2.2	0.6	—	1.9
Placement	1.0	—	0.1	—	1.1
Corporate	(8.2)	0.5	1.5	1.2	(5.0)

Total	$(5.4)	$3.3	$2.6	$1.2	$1.7

	Six Months Ended July 31, 2009(1)
	Operating Income (loss)	Depreciation and Amortization	Stock-based Compensation	Special Charges	Adjusted EBITDA
Promotion	$3.4	$0.5	$0.2	$—	$4.1
Media	1.1	2.1	0.6	—	3.8
Placement	0.2	—	0.1	—	0.3
Corporate	(7.1)	0.4	0.9	—	(5.8)

Total	$(2.4)	$3.0	$1.8	$—	$2.4

(1)	Numbers may differ from Consolidated and Segment results due to rounding.

Note: The operating results of FrontLine are not included in the above tables and are not discussed below.

B. Free Cash Flow

Free cash flow is defined by the Company as net cash used or provided by operating activities and adjusted to exclude changes in operating assets and liabilities and discontinued operations, minus capital expenditures. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective regarding the Company’s cash available to make strategic acquisitions and investments, maintain its capital assets, repurchase its common stock and fund ongoing operations. As a result, free cash flow is viewed as a significant measure of the Company’s ability to generate long-term value. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Free cash flow per weighted average shares outstanding is defined by the Company as free cash flow divided by the weighted average shares outstanding used in the computation of net income (loss) per share for continuing operations.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation from, nor as a substitute for, net income as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of operating cash flow. Specifically, the Company adjusts operating cash flow (the most directly comparable GAAP financial measure) for capital expenditures, non-recurring expenditures and certain other non-cash items in addition to removing the impact of sources and or uses of cash resulting from changes in operating assets and liabilities. Accordingly, users of this financial information should consider the types of events and transactions which are not reflected in this financial measure. The Company provides below a reconciliation of net cash flow provided by operating activities, a GAAP measure, to free cash flow.

	Three Months Ended July 31,		Six Months Ended July 31,
(In millions, except per share amounts)	2010	2009	2010	2009
Net cash provided by operating activities	$7.6	$9.1	$7.2	$6.4
Plus (minus)
Net cash provided by (used in) operating activities attributable to discontinued operations	0.3	(2.9)	1.8	(2.3)
Changes in operating assets and liabilities	(7.1)	(2.2)	(9.0)	(1.3)
Capital expenditures	(0.5)	(0.6)	(1.1)	(1.5)

Free Cash Flow	$0.3	$3.4	$(1.1)	$1.2

Weighted average shares outstanding—Diluted	11.7	12.3	11.6	11.9

Free Cash Flow per Share	$0.02	$0.28	$(0.09)	$0.10

Note: The operating results of FrontLine are not included in the above tables.

ALLOY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	July 31, 2010	January 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$60,501	$26,178
Accounts receivable, net of allowance for doubtful accounts of $837 and $851, respectively	29,263	26,764
Unbilled accounts receivable	7,670	5,989
Inventory	5,389	3,478
Other current assets	4,802	5,607
Current assets of discontinued operations	—	4,098

Total current assets	107,625	72,114
Fixed assets, net	18,786	19,352
Goodwill	46,092	45,085
Intangible assets, net	5,923	6,776
Other assets	975	1,656
Noncurrent assets of discontinued operations	—	13,155

Total assets	$179,401	$158,138

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,806	$10,886
Deferred revenue	11,424	10,305
Accrued expenses and other current liabilities	20,912	17,655
Current liabilities of discontinued operations	—	10,098

Total current liabilities	52,142	48,944
Deferred tax liability	2,717	2,668
Other long-term liabilities	3,568	3,112

Total liabilities	58,427	54,724

Stockholders’ equity:
Common stock; $.01 par value: authorized 200,000 shares; issued and outstanding: 16,925 and 16,600 respectively	172	165
Additional paid-in capital	457,634	454,896
Accumulated deficit	(305,959)	(321,546)

	151,847	133,515
Less treasury stock, at cost: 4,061 and 3,963 shares, respectively	(30,873)	(30,101)

Total stockholders’ equity	120,974	103,414

Total liabilities and stockholders’ equity	$179,401	$158,138

ALLOY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended July 31,		Six Months Ended July 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenues:
Services revenue	$35,024	$32,767	$72,087	$65,263
Product revenue	18,209	16,056	23,776	21,781

Total revenue	$53,233	$48,823	$95,863	$87,044

Cost of Goods Sold:
Costs of goods sold- services	15,772	12,840	33,158	27,300
Costs of goods sold- product	6,318	5,285	7,581	6,553

Total costs of goods sold	$22,090	$18,125	$40,739	$33,853

Expenses:
Operating	25,490	22,855	46,286	42,134
General and administrative	4,801	5,261	9,774	10,445
Depreciation and amortization**	1,618	1,547	3,271	3,028
Special charges	1,056	—	1,165	—

Total expenses	32,965	29,663	60,496	55,607

Operating income (loss) from continuing operations	(1,822)	1,035	(5,372)	(2,416)

Interest expense	(4)	(17)	(9)	(18)
Interest income and other	(387)	6	(394)	17

Income (loss) before income taxes	(2,213)	1,024	(5,775)	(2,417)
Income tax expense	(249)	(33)	(477)	(156)

Income (loss) from continuing operations	(2,462)	991	(6,252)	(2,573)
Income from discontinued operations, net of income taxes	20,159	963	21,839	1,804

Net income (loss)	$17,697	$1,954	$15,587	$(769)

Net income (loss) per basic share:
Income (loss) from continuing operations	$(0.21)	$0.08	$(0.54)	$(0.22)
Income from discontinued operations	1.72	0.08	1.88	0.15

Net income (loss) - Basic	1.51	0.16	1.34	(0.07)

Net income (loss) per diluted share:
Income (loss) from continuing operations	$(0.21)	$0.08	$(0.54)	$(0.22)
Income from discontinued operations	1.56	0.07	1.71	0.14

Net income (loss) - Diluted	1.35	0.15	1.17	(0.08)

**	Includes amortization of intangibles of $777 and $689 for the three month periods ended July 31, 2010 and 2009, respectively, and includes amortization of intangibles of $1,555 and $1,298 for the six-month periods ended July 31, 2010 and 2009, respectively.

Alloy, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Six Months Ended
	July 31,
	2010	2009
	(Unaudited)
Cash Flows from Operating Activities
Net income (loss)	$15,587	$(769)
Less net income from discontinued operations	$21,839	$1,804

Net loss from continuing operations	$(6,252)	$(2,573)
Adjustments to reconcile net loss from continuing operations to net cash provided by operating activities:
Loss on sale of operating assets	—	311
Depreciation and amortization of fixed assets	1,714	1,729
Deferred tax expense	221	—
Impairment charge on investments	109
Amortization of intangible assets	1,557	1,298
Provision for losses on accounts receivable	68	135
Stock compensation	2,646	1,833
Changes in operating assets and liabilities:
Accounts receivable	(4,248)	9,469
Inventory and other assets	(533)	(3,387)
Accounts payable, accrued expenses, and other	13,685	(4,733)
Net cash provided by (used in) operating activities attributable to discontinued operations	(1,780)	2,272

Net cash provided by operating activities	7,187	6,354

Cash Flows from Investing Activities
Capital expenditures	(1,146)	(1,488)
Acquisitions, net of cash acquired	—	275
Contingent consideration payments related to prior acquisitions	(940)	—
Purchase of domain name / mailing list / marketing rights	(704)	(609)
Net proceeds on the sale of operating assets	—	122
Net cash provided by (used in) investing activities attributable to discontinued operations	30,600	(693)

Net cash provided by (used in) investing activities	27,810	(2,393)

Cash Flows from Financing Activities
Issuance of common stock	99	—
Repurchase of common stock	(773)	(4,169)

Net cash used in financing activities	(674)	(4,169)

Net change in cash and cash equivalents	34,323	(208)

Cash and cash equivalents:

Beginning of period	$26,178	$32,116

End of period	$60,501	$31,908